Exhibit 99.1

Angel Pond Holdings Corporation Announces Receipt of Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

NEW YORK, New York, November 12, 2021 /BusinessWire/ — Angel Pond Holdings Corporation (the “Company”) announced today that on November 9, 2021, the Company received a written notice (the “Notice”) from the staff of NYSE Regulation of the New York Stock Exchange (“NYSE”) indicating that the Company is not currently in compliance with Section 802.01B of the NYSE Listed Company Manual (the “Manual”), which requires the Company to maintain a minimum of 300 public shareholders on a continuous basis.

In accordance with Sections 801 and 802 of the Manual, the Company has been provided with a period of 45 days to respond with a business plan that demonstrates how the Company expects to return to compliance with the minimum public shareholders requirement within 18 months of receipt of the Notice. The Company anticipates that it will satisfy this listing requirement within such time period once it consummates an initial business combination.

The Company intends to submit a business plan to return to compliance with the minimum public shareholders requirement within the required timeframe. The Listings Operations Committee (the “Committee”) of the NYSE will review the business plan. If the Committee accepts the business plan, the Company’s securities will remain listed on the NYSE and will be subject to quarterly monitoring for compliance with such plan. If the Committee does not accept the business plan, the Company will be subject to suspension and delisting procedures.

The Company’s ordinary shares, warrants and units, which trade under the symbols “POND,” “POND WS” and “POND.U,” respectively, will continue to be listed and traded on the NYSE during the cure period, subject to the Company’s compliance with the NYSE’s other applicable continued listing standards, and will bear the indicator “.BC” on the consolidated tape to indicate noncompliance with the NYSE’s continued listing standards.

About Angel Pond Holdings Corporation

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is co-founded by Dr. Theodore T. Wang, a former Partner of Goldman Sachs, and Mr. Shihuang “Simon” Xie, a co-founder of China e-commerce company Alibaba Group.

Forward-Looking Statements

The Company makes forward-looking statements in this report within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to the Company as of the date of this report and involve substantial risks and uncertainties. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to a variety of factors, including the Company’s ability to submit a business plan to regain compliance satisfactory to the NYSE; the Company’s ability to evidence that it has at least 300 public shareholders; and other risks and uncertainties set forth in the Company’s reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update forward-looking statements as a result of new information, future events or developments or otherwise.

Investor Contact:

Hanchen Jin

axel.jin@angelpond.com

+1-212-878-3702

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